EX-99.11.a

Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

March 9, 2023

Board of Trustees
Delaware Group® Tax-Free Fund
Voyageur Mutual Funds
Delaware Group Income Funds
Delaware Group Limited-Term Government Funds
Delaware Group Government Fund
610 Market Street
Philadelphia, PA 19106

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Delaware Group Tax-Free Fund, Voyageur Mutual Funds, Delaware Group Income Funds, Delaware Group Limited-Term Government Funds, and Delaware Group Government Fund (each, a “Trust”), each, a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). Pursuant to an Agreement and Plan of Reorganization (the “Agreement”), the following Acquiring Funds (each, an “Acquiring Fund”) will assume the assets and liabilities of the corresponding Acquired Fund (each, an “Acquired Fund”), in exchange for shares of the Acquiring Fund (the “Reorganization”), as follows:

Acquired Funds	Acquiring Funds
Delaware Ivy Municipal Bond Fund, a series of Ivy Funds	Delaware Tax-Free USA Fund, a series of Delaware Group Tax-Free Fund
Delaware Ivy Municipal High Income Fund, a series of Ivy Funds	Delaware National High-Yield Municipal Bond Fund, a series of Voyageur Mutual Funds
Delaware Ivy California Municipal High Income Fund, a series of Ivy Funds	Delaware Tax-Free California Fund, a series of Voyageur Mutual Funds
Delaware Ivy Corporate Bond Fund, a series of Ivy Funds	Delaware Corporate Bond Fund, a series of Delaware Group Income Funds
Delaware Ivy Crossover Credit Fund, a series of Ivy Funds	Delaware Corporate Bond Fund, a series of Delaware Group Income Funds
Delaware Ivy Limited-Term Bond Fund, a series of Ivy Funds	Delaware Limited-Term Diversified Income Fund, a series of Delaware Group Limited-Term Government Funds
Delaware Ivy Strategic Income Fund, a series of Ivy Funds	Delaware Strategic Income Fund, a series of Delaware Group Government Fund

The purpose of the Registration Statement is to register shares to be issued by each Acquiring Fund in connection with the Reorganization.

Board of Trustees
March 9, 2023

For each Trust, we have reviewed the Agreement and Declaration of Trust (“Trust Agreement”), as amended, and the Amended and Restated By-Laws (“By-Laws”), in each case as amended to the date hereof, resolutions adopted in connection with the Reorganization, the form of Agreement, which has been approved by the Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We have assumed the following for purposes of this opinion:

1.
The shares of each Acquiring Fund will be issued in accordance with the related Trust’s Trust Agreement and By-Laws, each as amended to date, the Agreement, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganization.

2.	The shares of each Acquiring Fund will be issued against payment therefor as described in the Agreement, and that such payment will have been at least equal to the net asset value of such shares.

On the basis of, and subject to the foregoing, we are of the opinion that the shares of each Acquiring Fund to be issued to Acquired Fund shareholders as provided in the Registration Statement and the Agreement are duly authorized, and when issued and paid for upon the terms provided in the Registration Statement and Agreement will be validly issued, fully paid, and non-assessable by the Trust.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of each Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of assets belonging to each Acquiring Fund (or allocable to the applicable Class, as defined in the Trust Agreement) for all loss and expense of any shareholder held personally liable for the obligations of the Acquiring Fund or such Class. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Acquiring Fund or the applicable Class of the Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

Board of Trustees
March 9, 2023

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Stradley Ronon Stevens & Young LLP